SOFTWARE LICENSE AGREEMENT

         THIS SOFTWARE LICENSE AGREEMENT (the "Agreement"), dated April ____ , 2001 (the "Effective Date"), is by and between Audium Corporation, f/k/a
Phone2Networks, Inc., a Delaware corporation with its principal place of business at 150 Lafayette Street, 9th Floor, New York, New York 10013
("Licensor") and Fonix Corporation, a Delaware corporation with a principal place of business at 1225 Eagle Gate Tower, 60 East South Temple St., Salt Lake City, Utah 84111 ("Licensee").

RECITALS:

A. Licensee has agreed to purchase shares of Licensor's Series A Preferred Stock for a purchase price of $2,800,000 and to loan $400,000 to Licensor pursuant to a promissory note. The obligations under the Note are secured by a related Security Agreement.

B. Licensor is the creator and owner of certain voice applications Software (as more fully defined in Section 1.1 below), and has the right to grant a license to use, modify, copy, market and sell the Software.

C. Licensor desires to grant Licensee a license to make, use, modify, prepare derivative works of, market, distribute, and sell the Software on the terms and conditions set forth in this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       GENERAL DEFINITIONS.

     1.1 "Software" means  Licensor's  software  described more  particularly on
Exhibit 1, in source code and object code form, including user manuals and other documentation for the Software (whether in hard copy or electronic form).

     1.2 "Derivative Work" means, with respect to the Software (including its documentation), a work that is based on the Software, such as a revision, upgrade, update, enhancement, translation, improvement, correction, bug fix, modification, translation, abridgement, condensation, expansion, or any other form in which the Software or Documentation or any portion thereof may be recast, amended, modified, upgraded, enhanced, transformed or adapted, such that the new work would constitute a "derivative work" as defined by U.S. copyright law or would constitute an infringement of the original work but for the licenses granted herein.

     1.3 "Sale" or "sell" means, with respect to the Software, selling a license to the Software and/or the sale of related documentation and media, but shall in no event mean sale of ownership of the intellectual property rights with respect to the Software.

2.       LICENSE.

     2.1 License Grant. Subject to the terms and conditions of this Agreement and in consideration of the payment by Licensee to Licensor of the sum of $1,000 and other good and valuable consideration, the receipt of which is hereby acknowledged, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, perpetual, royalty-free, fully paid-up, worldwide, non-transferable license to the Software, under Licensor's copyright, patent and other intellectual property rights, to make, manufacture, reproduce, use, execute, modify, create Derivative Works of, sublicense, market, distribute and sell (at wholesale and retail) the Software and Derivative Works thereof. Distribution, sublicensing and sale of the Software and Derivative Works shall be in object or executable code form only. Manufacturing, distribution and sale rights under this Agreement may be exercised by Licensee and its designees. Licensee may not sublicense, distribute or otherwise provide any copies of the source code to any third party, excepting Licensee's development contractors who have signed a written non-disclosure agreement containing provisions that are at least as restrictive as those contained in Section 6 below. All distributions of Software to end users shall be pursuant to an end user license agreement containing standard software licensing provisions for this type of Software.

     2.2 Forbearance. Notwithstanding the foregoing grant of the license in the Software to Licensee nor any rights granted under Section 7 hereof, Licensee hereby agrees to forbear from the following activities unless and until an Event of Default occurs (as defined in Section 3.2 below): (i) make, manufacture, reproduce, use, execute, modify, create Derivative Works of, sublicense, market, distribute and sell (at wholesale and retail) the Software and Derivative Works thereof; (ii) use, reproduce, and display Licensor's Trademarks; or (iii) have any other party engage in the activities described above in subsections (i)-(ii) on Licensee's behalf.

     2.3 Modifications and Derivative Works Developed by Licensee. To the extent that Licensee develops or creates (or has developed or created) any Derivative Work of the Software, including: (i) any improvements and additions to and new versions of the Software, or (ii) any materials or documents that utilize or are derived from the Software, all right, title and interest in and to such Derivative Works (together with any and all corresponding intellectual property rights) shall be solely owned by Licensee, subject to Licensor's intellectual property rights in and ownership of the original works and those portions of the original works included in the Derivative Works. Licensor agrees to execute any additional documents reasonably requested by Licensee in order to evidence or perfect Licensee's ownership of the Derivative Works created by Licensee.

     2.4 Modifications and Derivative Works Developed by Licensor. All Derivative Works made by Licensor with respect to the Software prior to the date of an Event of Default, including all improvements and additions to and new versions of the Software, shall be deemed licensed by Licensor to Licensee, subject to all terms and conditions of this Agreement. Licensor agrees to make prompt disclosure to Licensee of all such Derivative Works and place a copy of the source code thereto in escrow, pursuant to the terms of Section 3 below, within thirty (30) days of the initial distribution of such Derivative Work for productive use.

     2.5 No Support. Licensor is not obligated to provide any technical support or maintenance with respect to the Software under this Agreement, other than the obligation to place Derivative Works actually developed by Licensor into escrow, as set forth in Section 2.4.

     2.6 Proprietary Rights. Licensee acknowledges the proprietary rights and title of Licensor in the Software, Derivative Works created by Licensor, and related trademarks, copyrights and other intellectual property rights in such materials, including the goodwill pertaining thereto.

3.       SOURCE CODE ESCROW.

     3.1 Creation and Maintenance of Escrow. Within thirty (30) days of the Effective Date, Licensor shall enter into and to maintain in force during the term of this Agreement an escrow agreement with a mutually agreeable third party escrow company (the "Escrow Agent"), pursuant to which Licensor will deposit with such Escrow Agent a copy of the then-current version of the Software source code on a storage medium appropriate for electronic use (the "Source Code"). The materials maintained in such escrow account (collectively, the "Escrow Materials") shall include the Source Code and all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into object code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software, sufficient to enable a person possessing technology-industry-acceptable training and skills in the programming languages in which the Source Code is written, to efficiently correct, revise and update the Source Code.

     3.2 Events of Default. In the event that, during the term of this Agreement, one of the following events (each an "Event of Default") occurs:

         (a) Licensor becomes subject to bankruptcy, reorganization or liquidation proceedings under Chapters 7 or 11 of the United States Bankruptcy Code ("Bankruptcy Code") or successor provisions thereto, and the Software is sold, transferred or assigned to a party other than Licensee in connection with such proceedings; or

         (b) Licensor ceases to do business for a continuous period of sixty (60) days without having assigned or otherwise transferred its rights and obligations under this Agreement to one or more third parties qualified to support the Software and to fulfill Licensor' obligations hereunder;

then Licensee shall be entitled to a copy of the then-current Escrow Materials. Licensor or its successor in interest (including a trustee under the Bankruptcy
Code) will promptly order the Escrow Agent to release the Escrow Materials to Licensee, if any Event of Default occurs. Prior to the release of the Escrow Materials, senior management of the parties shall attempt to resolve any dispute between the parties concerning whether an Event of Default has occurred, the matter shall be submitted to binding arbitration as follows: In the event of a dispute between Licensor and Licensee concerning whether an Event of Default has occurred, either Licensor or Licensee shall have the right, by delivery of written notice to the other (the "Arbitration Notice"), to submit the matter to binding arbitration in Chicago, Illinois. Such matter shall then be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Licensor and Licensee shall each designate one arbitrator within 5 days of the delivery of the Arbitration Notice. Licensor and Licensee shall cause such designated arbitrators mutually to agree upon and shall designate a third arbitrator; provided, however, that (i) failing such agreement within 10 days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either Licensor or Licensee fails to timely designate an arbitrator, the dispute shall be resolved by one arbitrator appointed in accordance with the AAA Rules. The losing party in the arbitration shall pay the fees and expenses of the arbitration and the arbitrators. Licensor and Licensee shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether an Event of Default has occurred pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to Licensor, Licensee and the Escrow Agent in writing and shall constitute a conclusive, final and nonappealable determination of the issue in question, binding upon Licensor, Licensee and the Escrow Agent. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award.

     3.3 Enforceability. This Section 3 is expressly intended to be binding upon and enforceable against a debtor in possession or trustee in bankruptcy. Licensor hereby licenses Licensee under all applicable intellectual property rights to use the Source Code as permitted in this Agreement. If Licensor as a debtor in possession or if a trustee under the Bankruptcy Code rejects this Agreement, Licensee may elect to retain this license as part of the rights it may retain in accordance with Section 365(n) of the Bankruptcy Code. The parties agree that the Source Code is an "embodiment" of "intellectual property" as those terms are used in Section 365(n) of the Bankruptcy Code (11 U.S.C. 365(n)). The parties intend that no bankruptcy or bankruptcy proceeding, petition, law or regulation (and no other proceeding, petition, law or regulation of a similar nature in any state or foreign jurisdiction) will impede, delay or prevent the release of the Source Code to Licensee in accordance with the provisions of this Agreement.

     4. TERM AND TERMINATION. The term of this Agreement shall be perpetual, provided, however, that this Agreement may be terminated by Licensor, effective upon five (5) business days prior written notice to Licensee, in the event any of the following occurs:

         (a) The sale or issuance by Licensor of any class or series of capital stock or any note or debenture pursuant to a private round of financing (which could include options, warrants or other rights to acquire such stock or similar instruments issued after the date hereof) with aggregate net proceeds to
                  Licensor of at least $2,000,000 resulting from a single transaction (including a series of fundings or actions intended to be part of a single transaction) on or before October 6, 2002;

         (b) In the event that Licensor's aggregate revenues, on a cash basis, for the months of July, August and September, 2002, are not less than $750,000;

         (c) In the event of a voluntary sale by Licensor of all or substantially all of the assets of Licensor and as a result of which the holders of the Series A Preferred Stock are paid in full the Liquidation Preference;

         (d) In the event of a merger or consolidation of Licensor in which the holders of the Series A Preferred Stock are paid in full the Liquidation Preference (as defined in the Licensor's Certificate of Designation filed with the Delaware Secretary of State or about April 5, 2001);

         (e) In the event of a firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, with an initial "Price to the Public" of at least $10.00 per share and aggregate offering proceeds of Licensor of not less than $25,000,000 (net of underwriting discounts and commissions); or

         (f) The occurrence of an "Event of Default" under that certain Promissory Note in the original principal amount of $2.6 million executed by Licensee in favor of Licensor on or about the date hereof or the related Security Agreement in which Licensee is the Debtor.

     5. NO WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ITS SOFTWARE, INTELLECTUAL PROPERTY OR ITS DERIVATIVE WORKS THEREOF, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR OR LICENSEE BE LIABLE AND EACH PARTY COVENANTS NOT TO BRING ANY CLAIM FOR SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION EXEMPLARY DAMAGES, WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

6.       CONFIDENTIALITY OF SOURCE CODE.

     6.1 Use and Disclosure. Licensee agrees to maintain the Source Code as highly confidential information and not use it except as otherwise expressly provided herein. Licensee shall not disclose the Source Code to any persons except on a need-to-know basis. Licensee shall treat the Source Code with at least the same level of protection as it affords its own source code of similar sensitivity, but not less than a reasonable level of protection. Licensee shall inform its employees and contractors to whom it discloses the Source Code that under this Agreement they are bound by obligations of confidentiality and shall maintain with each such person a written agreement sufficient to require them to keep this type of information confidential. Confidentiality obligations shall survive for twenty (20) years from the date the Confidential Information was disclosed to Licensee.

     6.2 Exceptions. The obligations of confidentiality do not apply to the extent that information (i) is now or later becomes generally available to the public without fault or breach of Licensee; (ii) was rightfully in Licensee's possession prior to disclosure by Licensor; (iii) is independently developed by Licensee without the use of any Source Code or related confidential information of Licensor; or (iv) is rightfully obtained by Licensee from a third party who has the right to disclose it.

     6.3 Injunctive Relief. Licensee acknowledges that Licensor's Source Code is highly valuable to Licensor, that any breach of Licensee's confidentiality obligations with respect to the Source Code may severely damage Licensor, and that monetary damages may not be a sufficient remedy for such breach, and, therefore, that Licensor is entitled to, among any other available remedies, to seek immediate injunctive and other equitable relief for any such breach.

7.       MARKETING.

     7.1 Trademarks. Licensor grants to Licensee a nonexclusive right and license to use, reproduce and display all trademarks used by Licensor in relation to the Software (the "Trademarks") in connection with Licensee's marketing and distribution of the Software in an ongoing manner consistent with Licensor's then-current trademark usage standards. Licensee may also develop and use its own trademarks and service marks in connection with the Software, as described in Section 7.2 below.

     7.2 Branding; Copyright and Trademark Use. Licensee may, in its discretion, private-label the Software as a product of Licensee, using Licensee's own brand names, trademarks and service marks. Product packaging and documentation for the Software shall also be designed and produced by Licensee, at its sole discretion. However, Licensee shall include, subject to Licensor's approval as to form, appropriate copyright and trademark notices of Licensor in the documentation for the Software.

     7.3 Proprietary Rights in Trademarks. Licensee will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair Licensor's rights in and to the Trademarks. All use of the Trademarks by Licensee shall inure to the benefit of Licensor. Licensee will at no time adopt or use, without Licensor's prior written consent, any name or mark, either alone or in combination with any other words or symbols, which is similar to or likely to be confused with the Trademarks, unless Licensor consents in writing.

     8. BREACH OF AGREEMENT. If either party believes that the other has materially breached any provision of this Agreement, the party alleging the breach shall deliver notice to the other party, specifying the nature of the alleged breach. The party alleged to be in breach shall have thirty (30) days from the date of mailing of such notice in which to attempt to cure the alleged breach. During such thirty (30) day period, either party may request a personal meeting between the parties in which to negotiate in good faith to attempt to resolve the dispute. If such negotiations are unsuccessful and the alleged breach has not been cured by the end of such thirty (30) day period, the party alleging the breach may pursue any and all rights and remedies that it has under this Agreement, at law or in equity, in any judicial or arbitration proceedings.

9.       MISCELLANEOUS.

     9.1 No Other Agreement. This Agreement contains the full and entire agreement between the parties with respect to its subject matter, and supersedes and replaces all previous agreements or understandings, written or oral, between Licensor and Licensee. No modification or amendment of this Agreement shall be valid unless in writing and signed by both parties hereto.

     9.2 Force Majeure. Either party shall be excused from delays in performing or from any failure to perform any of its duties under this Agreement to the extent such delays or failures result from causes beyond the reasonable control of such party; provided, however, that in order to be excused from any such delay or failure, such party must promptly notify the other of the delay and its cause and must diligently act to mitigate such delay to the extent reasonably possible.

     9.3 Assignment. The benefits of this Agreement shall inure to and be binding upon the successors and assigns of both parties. However, neither party may assign or transfer this Agreement or any of its rights hereunder, nor delegate any of its duties and obligations hereunder, without prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this agreement to a third party as part of a sale of all or substantially all of the assets or stock of such party to that third party, or a sale of the relevant business line, and such third party agrees to be bound by the terms of this Agreement.

     9.4 Notice. All notices and requests in connection with this Agreement shall be given in writing and may be given by registered or certified mail, commercial delivery service, facsimile or other customary means of written communication, delivered to the addresses set forth above or to such other address as the party to receive the notice or request shall designate by notice to the other party. The effective date of any notice or request given in connection with this Agreement shall be the date on which it is received by the addressee.

     9.5 Choice of Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. The parties agree to the non-exclusive jurisdiction and venue of Utah and New York state and federal courts with respect to any action between the parties relating to this Agreement. In any such legal action, the prevailing party shall be entitled to an award of its reasonable costs and attorneys' fees.

     9.6 Waiver. Any waiver by a party of any covenant, condition or obligation of the other party must be in writing and signed by the party asserted to have made the waiver, and any such waiver shall not be construed to be a waiver of any subsequent breach. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

     9.7 Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, such term shall be reduced or otherwise modified by such court or arbitrator to the minimum extent necessary to make it valid and enforceable. If such term cannot be so modified, it shall be severed and the parties agree to negotiate in good faith a replacement term that approximates, to the maximum extent that is legal and valid, the original intent of the deleted provision.

     9.8 Relationship of Parties. Licensor and Licensee are acting hereunder as independent contractors and this Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity or to make commitments of any kind for the account of, or on behalf of, the other party, except to the extent, and for the purposes, expressly provided for and set forth herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.

Audium Corporation ("Licensor")         Fonix Corporation ("Licensee")

By:                                     By:

Title:                                  Title:

Date:                                   Date:

                                    EXHIBIT A

                             Description of Software


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